Cleartronic, Inc. (CLRI) reports significantly improved results for second quarter 2009

Boca Raton. Florida – May 14, 2009 – Cleartronic, Inc. (OTCBB: CLRI) a provider of unified communications solutions through its wholly owned subsidiary VoiceInterop, Inc. (www.voiceinterop.com), announced its 2009 second quarter results.

Revenues for the three months ended March 31, 2009 were $682,028, more than ten fold the revenues of $60,021 in the same period last year. Revenues consist of sales of hardware, software and support services. A portion of the increase was attributable to the recognition of approximately $486,000 in software sales previously recorded as deferred revenue.

The Company incurred a loss for the quarter of $53,817 or $.001 per share a significant improvement over the loss of $606,609 or $.018 per share for the same period in 2008.

Revenues for the six months ended March 31, 2009 were $1,061,182 compared to revenues of $242,589 for the same period a year earlier. The Company incurred a net loss for the six months of $207,607 or $.004 per share compared to a loss of $978,188 or $.029 per share recorded for the same period in 2008.

Operating expenses for the second quarter were $279,600, down more than half from the $619,650 incurred in the second quarter of 2008. Operating expenses for the first six months were $576,826 down almost half from the $1,005,806 for the same period last year. Lower operating costs were achieved through more efficient sales and marketing spending and aggressive reductions in administrative expenses.

About VoiceInterop

VoiceInterop, Inc., a wholly owned subsidiary of Cleartronic, Inc. (OTCBB: CLRI), is an application developer, systems integrator, and manufacturer of the patent-pending AudioMate360 IP gateways. The Company provides solutions that enhance risk mitigation and promote operational efficiencies for homeland security, public safety, first responders and business continuity.  VoiceInterop is headquartered in Boca Raton, FL, USA.  For more information contact investorrelations@voiceinterop.com.

Statements contained in this press release which are not historical facts are known as forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results.